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Exhibit 99.1
                                  NEWS RELEASE

Rick L. Catt, President                                 FOR IMMEDIATE RELEASE
  And Chief Executive Officer                                May 4, 2005
First Robinson Financial Corporation
501 East Main Street
Robinson, IL  62454

                      FIRST ROBINSON FINANCIAL CORPORATION
       DECLARES INCREASE IN CASH DIVIDEND AND ANNOUNCES YEAR-END EARNINGS

First Robinson Financial Corporation (OTC Bulletin Board: "FRFC"), the Holding Company for First Robinson Savings Bank, National Association, has announced that the Company will pay an annual cash dividend of $0.50 per share. This represents an increase of $0.07 per share, or 16.3%, over last year's $0.43 per share. The dividend will be payable on June 16, 2005 to shareholders of record on June 2, 2005. Rick L. Catt, President and Chief Executive Officer, stated that "The Board of Directors is pleased to provide a significant increase in the dividends paid to our shareholders. We are also proud of the Company's ability to pay an increased dividend each year since the Company's formation."

The Company also announced earnings for the fiscal year ended March 31, 2005. Net earnings for this fiscal year were $858,000 as compared to net earnings of $953,000 for the fiscal year ended March 31, 2004, a decrease of $95,000 or 10.0%. Catt noted, "Although earnings are down slightly from last year, we are pleased that we achieved an increase in our net interest income after provision for loan losses of almost $100,000."

Net interest income increased by $94,000, or 2.4%, from $3.998 million to $4.092 million for the year ended March 31, 2005. Provision for loan losses was $200,000 for the year ended March 31, 2005 as compared to $205,000 for the year ended March 31, 2004, a decrease of $5,000, or 2.4%. Net interest income after provision for loan losses was $3.892 million for the fiscal year ended March 31, 2005, compared to $3.793 million for the year ending March 31, 2004, an increase of $99,000, or 2.6%. The interest rate spread for the year ended March 31, 2005 was 3.94% compared to 3.85% for the year ended March 31, 2004.

Non-interest income was $1.113 million for the year ended March 31, 2005, compared to $1.207 million for the year ended March 31, 2004, a decrease of $94,000, or 7.8%. Non-interest expense was $3.633 million for the year ended March 31, 2005, compared to $3.472 million for the year ended March 31, 2004, an increase of $161,000 or 4.6%.

Return on average assets, for the year ended March 31, 2005 was 0.82% as compared to 0.92% for the year ended March 31, 2004. Return on average stockholders' equity, was 7.70% for the year ended March 31, 2005 as compared to 8.93% for the year ended March 31, 2004.

On January 21, 2005 the Company announced a stock repurchase program for up to 25,000 shares of the Company's common stock. The program will conclude December 31, 2005 or when the authorized number of shares are repurchased. Shares may be purchased from time to time, in the open market, when deemed appropriate by management. As of May 3, 2005, no shares had been purchased during this program.

As of March 31, 2005, the Company had assets of $111.4 million, liabilities of $100.0 million and stockholders' equity of $11.4 million. Through its banking subsidiary, the Company operates three full-service offices and one drive-up facility in Robinson, Oblong and Palestine, Illinois.

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

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      FIRST ROBINSON FINANCIAL CORPORATION

                                                       For the Year Ended
                                                            March 31,
                                                        -------------------
                                                        2005           2004
                                                        ----           ----
                                                (In thousands, except per share data)
OPERATION DATA:
                                                     (Unaudited)      (Audited)
Total Interest Income                                   $5,440        $5,564

Total Interest Expense                                   1,348         1,566

Net Interest Income                                      4,092         3,998

Provision for Loan Losses                                  200           205

Net Interest Income After Provision                      3,892         3,793

Total Non-Interest Income                                1,113         1,207

Total Non-Interest Expense                               3,633         3,472

Income Before Taxes                                      1,372         1,528

Provision for Income Taxes                                 514           575

Net Income                                                 858           953

Basic Earnings per Share                                 $1.73         $1.96

Diluted Earnings per Share                               $1.65         $1.82


SELECTED RATIOS AND OTHER DATA:

Return on Average Assets                                 0.82%         0.92%

Return on Average Stockholders' Equity                   7.70%         8.93%

Average Assets                                        $104,515      $103,637

Average Stockholders' Equity                            11,143        10,676


BALANCE SHEET DATA:

Total Assets                                          $111,445      $101,908

Total Liabilities                                       99,989        90,965

Stockholders' Equity                                    11,456        10,943

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